EXHIBIT 11

COMPUTATION OF INCOME (LOSS) PER SHARE

(in thousands, except per share data)

(a)	Computation of the weighted average number of shares of common stock outstanding for the fiscal years ended the years ended December 31, 2009, 2010 and 2011.

	Shares of Common Stock	Weighted Shares Outstanding
January 1, 2008 to December 31, 2009	14,164	14,164
Shares issued on exercise of stock options	44	22
Shares issued under Directors Stock Plan	25	14
Shares issued in connection with debt conversion	889	256
Treasury share repurchase	(40)	(27)
Total	15,082	14,429
January 1, 2009 to December 31, 2010	15,082	15,082
Shares issued on exercise of stock options	39	6
Shares issued under Directors Stock Plan	16	9
Treasury share repurchase	(15)	(13)
Total	15,122	15,084
January 1, 2010 to December 31, 2011	15,122	15,122
Shares issued on exercise of stock options	283	237
Shares issued under Directors Stock Plan	59	14
Treasury share repurchase	(321)	(318)
Total	15,143	15,055

(b) Computation of Income (Loss) per Share

Computation of loss per share is net loss divided by the weighted average number of shares of common stock outstanding for the years ended December 31, 2009, 2010 and 2011.

	2009	2010	2011
Net income (loss)	$(5,829)	$(380)	$1,854
Weighted average number of shares of common stock outstanding	14,429	15,084	15,055
Basic income (loss) per share	($0.40)	($0.03)	$0.12